Exhibit h.6
PURCHASE AGREEMENT
     This Purchase Agreement (the “Agreement”) is made as of January 19, 2011, by and among Tortoise Energy Infrastructure Corporation, a Maryland corporation (the “Fund”), Tortoise Capital Advisors, LLC, a Delaware limited liability company (the “Adviser”), and The Retirement Income Plan for the Employees of Underwriters Laboratories Inc. (the “Investor”). The Fund, the Adviser and the Investor are referred to herein individually as a “Party” and collectively as the “Parties.”
     In consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
     1. Authorization and Sale of Shares. The Fund has authorized the sale and issuance of One Hundred Thirty Thousand Eight Hundred Fifty Six (130,856) shares (the “Shares”) of common stock of the Fund, par value $0.001 per share (the “Common Stock”), to the Investor (the “Offering”). Upon the terms and subject to the conditions hereinafter set forth, at the Closing (as defined herein), the Fund will issues and sell to the Investor, and the Investor will purchase from the Fund, the Shares at $38.21 per share, for an aggregate purchase price of $5,000,007.76 (the “Purchase Price”). The Investor acknowledges that certificates representing the Shares will not be issued and instead the Shares will be credited to the Investor using customary book-entry procedures.
     2. Closing. The completion of the purchase and sale of the Shares (the “Closing”) shall occur on January 20, 2011 at 9:00 a.m. (Kansas City time) or at such later date and time as the Parties may agree upon (such date and time of payment being herein called the “Closing Time”), at the offices of the Fund’s counsel. At the Closing, the Fund shall deliver to the Investor, using customary book-entry procedures, the Shares, and the Investor shall deliver to the Fund, via wire transfer, funds in the full amount of the Purchase Price to the bank account designated by the Fund on Exhibit A hereto.
     3. SEC Documents; Public Offering. The Fund has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form N-2 (File Nos. 333-165006 and 811-21462) which became effective on February 22, 2010, covering the registration of the Shares under the Securities Act of 1933, as amended (the “1933 Act”), and a notification on Form N-8A of registration of the Fund as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations of the Commission under the 1933 Act and the 1940 Act (the “Rules and Regulations”). Promptly after execution and delivery of this Agreement, the Fund will prepare and file a post-effective amendment in accordance with Rule 462(d) and a prospectus supplement in accordance with the provisions of Rule 430A (“Rule 430A”) and paragraph (c) and/or (h) of Rule 497 (“Rule 497”) of the Rules and Regulations. The information included in any such prospectus supplement that was omitted from such registration statement at the time it became effective but that is deemed to be part of such registration statement at the time it became effective pursuant to paragraph (b) of Rule 430A is referred to as “Rule 430A Information.” Such registration statement, including the amendments thereto, the exhibits and schedules thereto at the time it became effective and including the Rule 430A Information and any statement of additional information incorporated therein by reference, is herein called the “Registration Statement.” The prospectus in the form furnished to the Investor for use in connection with the issuance and sale of the Shares, including the prospectus supplement filed pursuant to Rule 497, the base prospectus dated February 22, 2010, and the statement of additional information incorporated therein by reference, is herein called the “Prospectus.”
     4. Representations and Warranties.
     4.1 Representations and Warranties of the Fund and the Adviser. The Fund and the Adviser represent and warrant to the Investor as of the date hereof and as of the Closing Time, and agree with the Investor, as follows:
     (a) Compliance With Registration Requirements. The Registration Statement has become effective under the 1933 Act and the Rule 462(d) post-effective amendment will become effective upon its filing with the Commission. No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act, or order of suspension or revocation of registration pursuant to Section 8(e) of the 1940 Act, and no proceedings for any such purpose, have been instituted or are pending or, to the knowledge of the Fund or the Adviser, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.
     At the respective times the Registration Statement and the Rule 462(d) post-effective amendment relating to the issuance and sale of the Shares to the Investor (filed before the Closing Time) became effective and at the Closing Time, the Registration Statement, the Rule 462(d) post-effective amendment, the notification on Form N-8A and all amendments and supplements thereto complied and will comply in all material respects with the requirements of the 1933 Act, the 1940 Act and the Rules and Regulations, and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendment or supplement thereto, at the time the Prospectus or any such amendment or supplement was issued and at the Closing Time, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (b) Financial Statements. The statement of assets and liabilities included in the Registration Statement and the Prospectus, together with the related notes, presents fairly in accordance with generally accepted accounting principles (“GAAP”) in all material respects the financial position of the Fund at the date indicated and has been prepared in conformity with GAAP. The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of audited financial statements included in the Registration Statement.

     (c) No Material Adverse Change. Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Fund, whether or not arising in the ordinary course of business (other than as a result of changes in market conditions generally) (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Fund, other than those in the ordinary course of business, which are material with respect to the Fund, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Fund on any class of its capital stock.
     (d) Good Standing. The Fund has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement; and the Fund is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.
     (e) Investment Company Status. The Fund is duly registered with the Commission under the 1940 Act as a nondiversified, closed-end management investment company, and no order of suspension or revocation of such registration has been issued or proceedings therefor initiated or, to the Fund’s knowledge, threatened by the Commission.
     (f) Authorization of Agreement; Absence of Defaults and Conflicts. This Agreement has been duly authorized, executed and delivered by the Fund and the Adviser, and (assuming the due authorization, execution and delivery of the Investor) constitutes a valid and binding obligation of the Fund and the Adviser, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) or an implied covenant of good faith and fair dealing and except as rights to indemnification or contribution hereunder may be limited by federal or state laws; and neither the execution and delivery of this Agreement nor the performance by the Fund or the Adviser of its obligations hereunder will conflict with, or result in a breach of any of the terms and provisions of, or constitute, with or without the giving of notice or lapse of time or both, a default under, (i) any agreement or instrument to which the Fund or the Adviser is a party or by which it is bound, (ii) the organizational documents of the Fund or the Adviser, or (iii) to the Fund’s or the Adviser’s knowledge, any law, order, decree, rule or regulation applicable to it of any jurisdiction, court, federal or state regulatory body, administrative agency or other governmental body, stock exchange or securities association having jurisdiction over the Fund or the Adviser or its properties or operations other than any conflict, breach or default that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and no consent, approval, authorization or order of any court or governmental authority or agency is required for the consummation by the Fund or the Adviser of the transactions contemplated by this Agreement, except as have been obtained or will be obtained prior to the Closing Time.

     (g) Authorization and Description of Shares. The Shares to be purchased by the Investor from the Fund hereunder have been duly authorized and, when issued and delivered by the Fund to the Investor against payment of the Purchase Price, will be validly issued, fully paid and non-assessable. The Shares conform to all statements relating thereto contained in the Prospectus and such description conforms in all material respects to the rights set forth in the instruments defining the same; and the issuance and sale of the Shares is not subject to the preemptive or other similar rights of any securityholder of the Fund.
     (h) NYSE Listing. The Shares have been duly authorized for listing, upon notice of issuance, on the NYSE and the Fund’s registration statement on Form 8-A under the 1934 Act has become effective.
     4.2 Representations and Warranties of the Adviser. The Adviser represents and warrants to the Investor as of the date hereof and as of the Closing Time and agrees with the Investor, as follows:
     (a) Good Standing of the Adviser. The Adviser has been duly organized and is validly existing and in good standing as a limited liability company under the laws of the State of Delaware with full power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign entity to transact business and is in good standing in each other jurisdiction in which such qualification is required except as would not, individually or in the aggregate, result in a material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of such Adviser, whether or not arising in the ordinary course of business.
     (b) Investment Adviser Status. The Adviser is duly registered and in good standing with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is not prohibited by the Advisers Act, the 1940 Act, or the rules and regulations under such acts, from acting under the Investment Advisory Agreement between the Adviser and the Fund as contemplated by the Prospectus.
     4.3 Representations and Warranties of the Investor. The Investor represents and warrants to the Fund and the Adviser as of the date hereof and as of the Closing Time, and agrees with the Fund and the Adviser as follows:
     (a) Good Standing. The Investor has been duly organized and is validly existing as a 501(c)(3) corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate its properties and to conduct its business as currently being conducted and to enter into and perform its obligations under this Agreement.
     (b) Authorization of Agreement; Absence of Defaults and Conflicts. This Agreement has been duly authorized, executed and delivered by the Investor, and (assuming the due authorization, execution and delivery of the Fund and the Adviser) constitutes a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) or an implied covenant of good faith and fair dealing and except as rights to indemnification or contribution hereunder may be limited by federal or state laws; and neither the execution and delivery of this Agreement nor the performance by the Investor of its obligations hereunder will conflict with, or result in a breach of any of the terms and provisions of, or constitute, with or without the giving of notice or lapse of time or both, a default under, (i) any agreement or instrument to which the Investor is a party or by which it is bound, (ii) the organizational documents of the Investor, or (iii) to the Investor’s knowledge, by any law, order, decree, rule or regulation applicable to it of any jurisdiction, court, federal or state regulatory body, administrative agency or other governmental body, stock exchange or securities association having jurisdiction over the Investor or its properties or operations other than any conflict, breach or default that would not, individually or in the aggregate, reasonably be expected to result in a material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Investor, whether or not arising in the ordinary course of business; and no consent, approval, authorization or order of any court or governmental authority or agency is required for the consummation by the Investor of the transactions contemplated by this Agreement, except as have been obtained or will be obtained prior to the Closing Time.
     (c) Prospectus. The Investor has received and read the Prospectus and the information incorporated by reference therein. The Investor understands that nothing in the Prospectus, this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares. The Investor acknowledges that it will be required to bear the cost, if any, of printing the Prospectus.
     (d) Indemnification. The Investor will indemnify the Fund and the Adviser against any claims against them for brokerage or similar fees or commissions payable to any broker, agent or finder retained by or on behalf of the Investor or any of its affiliates or subsidiaries in connection with the transactions contemplated by this Agreement.
     (e) Ownership. The Investor does not, and will not as a result of the transactions contemplated by this Agreement, own five percent or more of the Fund’s issued and outstanding Common Stock.
     (f) Trading Activities. The Investor’s trading and distribution activities with respect to the Fund’s Common Stock will be in compliance with all applicable state and federal securities laws, rule and regulations and the rules and regulations of the New York Stock Exchange. Neither the Investor nor any of its affiliates (as that term is defined in Rule 405 promulgated under the 1933 Act) has taken, nor will any of them take, directly or indirectly, any action designed to cause or that would result in, or which constitutes or that might reasonably be expected to constitute, the stabilization or manipulation of the price of the Fund’s Common Stock to facilitate the purchase, sale or resale of the Shares.
     5. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any Party to this Agreement, all covenants, agreements, representations and warranties made by the Fund, the Adviser and the Investor herein shall survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment therefor.
     6. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by a nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed, or (iv) if delivered by facsimile, upon electronic confirmation of receipt and shall be delivered as addressed as follows:
          if to the Fund, to:
Tortoise Energy Infrastructure Corporation
11550 Ash Street, Suite 300
Leawood, Kansas 66211
Attention: Terry C. Matlack
Facsimile No.: (913) 981-1021
          if to the Investor, to:
Underwriters Laboratories Inc.
Attn: Jeffrey R. Smith
333 Pfingsten Road
Northbrook, IL 60062
Facsimile No.: (847) 313-2736
and
BNY Mellon Asset Servicing
Attn: Stephanie Wu
One Wall Street, 12th Floor
AIM #102-1200
New York, NY 10286
     7. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by each Party.
     8. Headings. The headings of the various sections of this Agreement have been inserted for convenience or reference only and shall not be deemed to be part of this Agreement.
     9. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE.
     11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party.
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     In witness whereof, the Parties have caused this Agreement to be executed by their respective representatives, hereunto duly authorized, as of the date first written above.

Tortoise Energy Infrastructure Corporation
By:	/s/ Zachary A. Hamel
Name:	Zachary A. Hamel
Title:	Senior Vice President

Tortoise Capital Advisors, LLC
By:	/s/ Kenneth P. Malvey
Name:	Kenneth P. Malvey
Title:	Managing Director

The Retirement Income Plan for the Employees of Underwriters Laboratories Inc.
By:	/s/ Kathleen M. Szczech
Name:	Kathleen M. Szczech
Title:	Senior Vice President and Treasurer

EXHIBIT A

Wire Transfer Instructions